UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
January 26, 2005

BORLAND SOFTWARE CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	0-16096	94-2895440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Enterprise Way
Scotts Valley, California 95066-3249
 (Address of principal executive offices, including zip code)

(831) 431-1000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

2004 Executive Bonus Awards

On the basis of the Company's financial and operational performance during 2004, including exceeding 150% of initial Wall Street earnings per share expectations and 100% of Wall Street's initial revenue expectations, at its meeting on January 26, 2005, the Compensation Committee of the Board of Directors of Borland Software Corporation (the "Company") awarded bonuses to the Company's Executive Officers, other than the Chief Executive Officer. The bonuses equaled approximately 50% of the annual bonus target to which such Executive Officers would have been entitled under the 2004 Incentive Compensation Plan for Senior Officers ("2004 ICP Plan"). In addition, the Company awarded the SVP, Worldwide Sales a bonus in the amount of 70% of his annual bonus target. The following table sets forth the amounts awarded to such individuals:

Name	Bonus Payment
President & CEO	None
EVP, Chief Operating Officer	$118,000
SVP, Chief Financial Officer	$61,000
SVP, General Counsel	$49,000
SVP, Worldwide Sales	$210,000

No bonuses were awarded under the 2004 ICP Plan and no bonus was awarded to the Company's Chief Executive Officer.

2005 Incentive Compensation Plan for Senior Officers

On January 26, 2005, the Compensation Committee approved the Company's 2005 Incentive Compensation Plan for Senior Officers (the "2005 ICP Plan") which applies to executive officers and other senior staff. Bonus payouts are based on achievement of both corporate performance objectives and personal performance objectives. The 2005 ICP Plan requires the Company to achieve certain corporate performance objectives before a participant is eligible to earn an incentive bonus. For the 2005 fiscal year, the Committee has determined that the corporate performance objectives will be based on 2005 quarterly and annual revenue and earnings-per-share targets. Target bonuses are comprised of annual and quarterly bonus components, except for the Chief Executive Officer, whose entire target bonus is composed of an annual component. If the Company achieves its corporate objectives for the quarter, then the participant is eligible for the quarterly component of the bonus and the level of attainment of individual personal objectives determines the actual bonus payout. If the Company achieves its corporate objectives for the year, then the participant is eligible for the annual component of the bonus. The 2005 fiscal year target bonuses as a percentage of each named executive officer's base salary, are indicated in the table below:

Name	Total Target Bonus (as a % of base salary)
President & CEO	100%
EVP, Chief Operating Officer	70%
SVP, Chief Financial Officer	50%
SVP, General Counsel	50%
SVP, Worldwide Sales	100%

The terms of the 2005 ICP Plan permit bonus payouts of the annual component in excess of the target bonus in the event that the Company's actual financial performance exceeds the corporate performance objectives. For the 2005 fiscal year, a participant has an opportunity to receive up to an additional amount equal to 50% of the target bonus in the event the Company exceeds its corporate performance objectives, except in the case of the SVP, Worldwide Sales who has an opportunity to receive up to an additional amount equal to 200% of his target bonus. The specific revenue and earnings-per-share levels required for increased bonus payouts are based on a scale approved by the Board of Directors and actual payouts are based on a sliding scale based on actual performance. The Compensation Committee reserves the right to modify the targets and criteria upward or downward at any time or to grant bonuses of up to 100% of the total target bonus to participants in the plan if the specific performance targets are not met.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BORLAND SOFTWARE CORPORATION

/s/ Timothy J. Stevens

Timothy J. Stevens Senior Vice President and General Counsel

Date: February 1, 2005